EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements of our report dated March 16, 2006 (except for Notes 1, 20 and 22, as to which the date is December 14, 2006), with respect to the consolidated financial statements and schedule of Libbey Inc. and our report dated March 16, 2006 with respect to the Libbey Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Libbey Inc., which appears in this Current Report on Form 8-K of Libbey Inc.:

Form S-3	No. 333-28735	Registration and Related Prospectus for 2,000,000 shares of common stock

Form S-8	No. 33-64726	Libbey Inc. Retirement Savings Plan and the Libbey Inc. Supplemental Retirement Plan (formally known as Libbey Inc. Stock Purchase and Retirement Savings Plan and the Libbey Inc. Stock Purchase and Supplemental Retirement Plan, respectively)

	No. 33-80448	Libbey Inc. Stock Option Plan for Key Employees

	No. 33-98234	Libbey Inc. Amended and Restated Stock Option Plan for Key Employees

	No. 333-49082	The 1999 Equity Participation Plan of Libbey Inc.

	No. 333-88752	Libbey Inc. 2002 Employee Stock Purchase Plan

	No. 333-119413	Amended and Restated 1999 Equity Participation Plan of Libbey Inc.

	No. 333-139089	Libbey Inc. 2006 Omnibus Incentive Plan
     /s/ ERNST & YOUNG LLP
Toledo, Ohio
December 14, 2006